UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (Amendment No. )

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Baillie Gifford Funds

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Baillie Gifford Emerging Markets Equities Fund
Proposed Reclassification to Non-Diversified Status

Overview of the Baillie Gifford Emerging Markets Funds

At Baillie Gifford, we invest with a long-term perspective and have a strong preference for growth. We are looking for significant upside in each stock that we invest in. The process is driven by rigorous, fundamental analysis undertaken by our dedicated Emerging Markets Team. The Team draws on this analysis, as well as insights gleaned from discussions with all of Baillie Gifford's global investors, to produce a portfolio that typically holds 60-100 stocks.

Why is this change being proposed?

The Emerging Markets investment universe has become significantly more concentrated, with a small number of companies now representing a much larger share of the market than in previous years. This has become particularly acute for the MSCI Emerging Markets benchmark, such that any registered fund classified as “diversified” under SEC rules would effectively need to underweight the three largest holdings of the index (i.e. as at July 31, 2026, the top 3 index holdings had an aggregate index weight over 25%, and in each case their individual index weight was over 5%). These constraints are becoming increasingly impactful on how we are able to manage the Fund relative to its benchmark. The proposed change in the fund’s classification to “non-diversified” would alleviate these constraints, but is subject to approval by shareholders at a future shareholder meeting.

What this means for investors

✔ No change to the Fund’s investment objective or long-term philosophy.

✔ Greater flexibility to invest in high-conviction holdings when supported by research.

✔ Portfolio construction can better reflect investment opportunities rather than regulatory constraints.

✔ The Fund will continue to maintain its existing industry concentration policy and disciplined risk management.

✔ Non-diversified funds may have greater exposure to individual companies, which can increase volatility.

Frequently Asked Questions

What is the record date for the shareholder meeting?
This is not set yet but is anticipated to be on or around August 31, 2026.

When is the shareholder meeting?
This is not set yet but is anticipated to be in mid-October 2026.

When would the change take effect?
The change in diversification status would occur immediately following shareholder approval. This would then enable the Fund to operate with greater flexibility on the position sizing of individual company holdings as reflects the portfolio managers’ conviction at the time.

Additional Information

Prior to the shareholder meeting referred to herein, the Fund will furnish a definitive proxy statement to its shareholders. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION. Shareholders will be able to obtain free copies of the proxy statement, any amendments or supplements to the proxy statement, and any other documents filed by the Fund with the Securities and Exchange Commission (the “SEC”) in connection with the shareholder meeting at no charge on the SEC’s website at http://www.sec.gov. In addition, shareholders will also be able to obtain free copies of the definitive proxy statement and other relevant documents by contacting the Fund when they become available.

A supplement to the Fund’s current registration statement announcing the Board of Trustees’ approval of the proposal to reclassify the Fund from “diversified” to “non-diversified” was filed on July 30, 2026. The reclassification remains subject to a shareholder vote. A copy of the supplement can be obtained at no charge on the SEC’s website at http://www.sec.gov.